                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(b)
                              (AMENDMENT NO. 2)(1)


                                PURE CYCLE CORP
--------------------------------------------------------------------------------
                                (Name of issuer)

                 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   746228303
--------------------------------------------------------------------------------
                                 (CUSIP number)

                               September 21, 2005
--------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 8 Pages)

--------------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
--------------------------                              -----------------------
CUSIP NO.  746228303                                    PAGE 2 OF 8 PAGES
--------------------------                              -----------------------
------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR INVESTMENT PARTNERS, L.P.

------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                        (B) |X|

------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE

------------------ -------------------------------------------------------------

      NUMBER OF     5  SOLE VOTING POWER

        SHARES         1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                   -------------------------------------------------------------

                    6  SHARED VOTING POWER

                        NONE

                   -------------------------------------------------------------

                    7  SOLE DISPOSITIVE POWER

                       1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

                   -------------------------------------------------------------

                    8  SHARED DISPOSITIVE POWER

                        NONE

------------ -------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

------------ -------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|


------------ -------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11.1% COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

------------ -------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             PN

============ ===================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------                         --------------------------
CUSIP NO. 746228303                                 PAGE 3 OF 8 PAGES
---------------------------                         --------------------------
------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR GROUP, L.P.

------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |_|
                                                                       (B) |X|

------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE

--------------------------------------------------------------------------------

      NUMBER OF     5  SOLE VOTING POWER

        SHARES         1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                   -------------------------------------------------------------

                    6  SHARED VOTING POWER

                        NONE

                   -------------------------------------------------------------

                    7  SOLE DISPOSITIVE POWER

                       1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE


                   -------------------------------------------------------------

                    8  SHARED DISPOSITIVE POWER

                        NONE

------------ -------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE


------------ -------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                             |_|


------------ -------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11.1% COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

------------ -------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             PN

============ ===================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
------------------------------                        -------------------------

CUSIP NO. 746228303                                   PAGE 4 OF 8 PAGES
------------------------------                        -------------------------
------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR CAPITAL MANAGEMENT, INC.

------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A) |_|
                                                                      (B) |X|

------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE

--------------------------------------------------------------------------------

      NUMBER OF      5  SOLE VOTING POWER

        SHARES          1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                    ------------------------------------------------------------

                     6  SHARED VOTING POWER

                         NONE

                    ------------------------------------------------------------

                     7  SOLE DISPOSITIVE POWER

                        1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

                    ------------------------------------------------------------

                     8  SHARED DISPOSITIVE POWER

                         NONE

------------ -------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE


------------ -------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|


------------ -------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             11.1% COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

------------ -------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             CO

============ ===================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).   Name of Issuer:
             --------------

             PURE CYCLE CORP.

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             8451 Delaware Street
             Thornton, CO 80260

Item 2(a).   Names of Person Filing:

             Par Investment Partners, L.P.
             Par Group, L.P.
             Par Capital Management, Inc.

Item 2(b).   Business Mailing Address for the Person Filing:
             ----------------------------------------------

             Par Capital Management, Inc.
             One International Place, Suite 2401
             Boston, MA 02110

Item 2(c).   Citizenship:

             State of Delaware

Item 2(d).   Title of Class of Securities:
             ----------------------------

             COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

Item 2(e).   CUSIP Number:
             ------------

             746228303

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not Applicable

Item 4.      Ownership:
             ---------

             (a) Amount Beneficially Owned:
                 1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

             (b) Percent of Class:
                 11.1% COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

             (c) Number of shares as to which such person has:

                 (i) 1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE

                (ii) shared power to vote or to direct the vote:

               (iii) sole power to dispose or to direct the
                     disposition of:
                     1,556,309 COMMON STOCK, PAR VALUE 1/3 OF $.01 PER  SHARE

                (iv) shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on By the Parent Holding Company:
         ----------------------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 6, 2005
                                 PAR INVESTMENT PARTNERS, L.P.
                                 By: PAR GROUP, L.P.
                                     its general partner
                                 By: PAR CAPITAL MANAGEMENT, INC.
                                     its general partner

                                 By: /s/ Suzanne M. Matulis
                                     ----------------------------------------
                                     Suzanne M. Matulis, Secretary


                                 PAR GROUP, L.P.
                                 By:  PAR CAPITAL MANAGEMENT, INC.,
                                      its general partner

                                 By:  /s/ Suzanne M. Matulis
                                      ---------------------------------------
                                      Suzanne M. Matulis, Secretary


                                 PAR CAPITAL MANAGEMENT, INC.

                                 By: /s/ Suzanne M. Matulis
                                     ----------------------------------------
                                     Suzanne M. Matulis, Secretary

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the COMMON STOCK, PAR VALUE 1/3 OF $.01 PER SHARE PURE CYCLE CORP and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 6th day of October, 2005

                                PAR INVESTMENT PARTNERS, L.P.
                                By: PAR GROUP, L.P.
                                    its general partner
                                By: PAR CAPITAL MANAGEMENT, INC.
                                    its general partner
                                By: /s/ Suzanne M. Matulis
                                    ------------------------------------------
                                    Suzanne M. Matulis, Secretary


                                PAR GROUP, L.P.
                                By:  PAR CAPITAL MANAGEMENT, INC.,
                                     its general partner

                                By:  /s/ Suzanne M. Matulis
                                     ------------------------------------------
                                     Suzanne M. Matulis, Secretary


                                PAR CAPITAL MANAGEMENT, INC.

                                By: /s/ Suzanne M. Matulis
                                    ------------------------------------------
                                    Suzanne M. Matulis, Secretary